CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated SEptember 10, 1998 and October 7, 1998, with respect to the consolidated balance sheet of ATEL Financial Corporation and Subsidiary at July 31, 1998, and the financial statements of ATL Capital Equipment Fund VIII, LLC at October 7, 1998, and for the period from July 31, 1998 (inception) through October 7, 1998, respectively, included in the Registration Statement (Form S-1 No. 333-62477 to be filed on November 12, 1998) and related Prospectus of ATEL Capital Equipment Fund VIII, LLC for the registration of 15,000,000 limited liability company units.


                                             Ernst & Young, LLP


San Francisco, California
November 10, 1998